Exhibit 99.1

Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE:

June 20, 2005

Contact:

Tom McHale, Vice President, Finance and Investor Relations (301) 951-6122

Brian Maney, Director, Corporate Communications (301) 951-6122

AMERICAN CAPITAL OBTAINS $230 MILLION UNSECURED CREDIT

FACILITY FROM WACHOVIA, BB&T

Bethesda, MD - June 20, 2005 - American Capital Strategies Ltd. (Nasdaq:ACAS) announced today that it has obtained a $230 million unsecured revolving credit facility. Wachovia Bank N.A. is agent, Wachovia Capital Markets LLC and BB&T Capital Markets LLC are joint lead arrangers and Citicorp North America and JPMorgan Chase Bank N.A. are co-documentation agents for a syndicate of eight lenders. The facility is priced at LIBOR plus 1.375%. The facility replaces American Capital’s previous $100 million unsecured facility.

“American Capital has achieved a significant improvement in pricing and an increased debt capacity with this unsecured facility,” said Tom McHale, American Capital Vice President, Finance and Investor Relations. “The pricing reflects the Company’s strong credit quality. We have also increased the number of banks in the syndicate from five to eight. Our increase in unsecured debt capacity coupled with our consistent access to the term securitization markets provides American Capital with diverse low cost borrowing sources, which remains a tremendous competitive advantage. To date, American Capital has raised $2.9 billion of debt capital since 1999.”

American Capital had the following amounts outstanding under each term debt issuance and credit facility as of June 14, 2005:

AMERICAN CAPITAL DEBT CAPACITY (000)

Term Debt	Original Issuance	Amount Outstanding
December 2000	$115,400	$—
March 2002	$147,300	$—
August 2002	$157,900	$27,310
May 2003	$239,000	$63,176
December 2003	$318,000	$140,361
December 2004	$410,000	$409,772
Unsecured Notes
September 2004	$167,000	$167,000
Total Term Debt Issued	$1,554,600	$807,619

Credit Facilities, Secured	Total Commitment	Amount Outstanding
Wachovia Bank N.A.	$1,000,000	$853,531
Harris Nesbitt	$125,000	$74,000
Credit Facility, Unsecured
BB&T*	$100,000	$22,500
Total Credit Facilities	$1,225,000	$930,031
TOTAL TERM DEBT AND CREDIT FACILITIES	$2,779,600	$1,737,650

*	Replaced by new facility

ABOUT AMERICAN CAPITAL

American Capital is a publicly traded buyout and mezzanine fund with capital resources of approximately $5.4 billion. American Capital invests in and sponsors management and employee buyouts, invests in private equity buyouts, and provides capital directly to private and small public companies. American Capital provides senior debt, mezzanine debt and equity to fund growth, acquisitions and recapitalizations.

As of May 31, 2005, American Capital shareholders have enjoyed a total return of 364% since the Company’s IPO - an annualized return of 22%, assuming reinvestment of dividends. American Capital outperformed 86%, 78%, 93% and 98% of all public companies in the 1-year, 3-years, 5-years and the approximately 7-1/2 years since our IPO, in each case ending May 31, 2005. American Capital has paid a total of $717 million in dividends and paid or declared $17.51 dividends per share since its August 1997 IPO at $15 per share.

Companies interested in learning more about American Capital’s flexible financing should contact Mark Opel, Senior Vice President, Business Development, at (800) 248-9340, or visit our website.

Performance data quoted above represents past performance of American Capital. Past performance does not guarantee future results and the investment return and principal value of an investment in American Capital will likely fluctuate. Consequently, an investor’s shares, when sold, may be worth more or less than their original cost. Additionally, American Capital’s current performance may be lower or higher than the performance data quoted above.

This press release contains forward-looking statements. The statements regarding expected results of American Capital Strategies are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national or international economic conditions, or changes in the conditions of the industries in which American Capital has made investments.

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HEADQUARTERS

Washington

2 Bethesda Metro Center

14th Floor

Bethesda, MD 20814

(301) 951-6122

(301) 654-6714 fax

Info@AmericanCapital.com

REGIONAL OFFICES

New York 461 Fifth Avenue 25th Floor New York, NY 10017 (212) 213-2009 (212) 213-2060 fax	San Francisco Three Embarcadero Center Suite 2320 San Francisco, CA 94111 (415) 591-0120 (415) 591-0111 fax	Dallas 2200 Ross Avenue Suite 4500W Dallas, TX 75201 (214) 273-6630 (214) 273-6635 fax

Chicago 5775 Sears Tower 233 South Wacker Drive Chicago, IL 60606 (312) 681-7400 (312) 454-0600 fax	Los Angeles 11755 Wilshire Blvd. Los Angeles, CA 90025 (310) 806-6280 (310) 806-6299 fax	Philadelphia Three Hundred Four Falls, Suite 380 300 Conshohocken State Road West Conshohocken, PA 19428 610-238-0210 610-238-0230 fax

Paris 55, Avenue Hoche 75008 Paris France +33 (0)1 40 68 06 66 +33 (0)1 40 68 06 88 fax